Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

Laredo Petroleum Names Bryan Lemmerman as
Senior Vice President and Chief Financial Officer

TULSA, OK - June 17, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company"), today named Bryan Lemmerman as Senior Vice President and Chief Financial Officer, effective June 30, 2020. Michael Beyer will be leaving the Company effective June 17, 2020.

Mr. Lemmerman has more than 15 years of experience in the energy exploration and production industry, including an extensive background in strategic planning and business development. He previously spent 10 years with Chesapeake Energy Corporation ("Chesapeake"), serving in financial roles with increasing responsibility, most recently as Vice President – Business Development and Treasurer. Prior to joining Chesapeake, Mr. Lemmerman was a portfolio manager at Highview Capital Management and Ritchie Capital Management, overseeing investments in public and private energy companies. He began his career as a tax consultant with Deloitte & Touche. Mr. Lemmerman holds a Bachelor of Business Administration in Accounting and Master of Science in Accounting from Texas A&M University and a Master of Business Administration from the University of Texas.

"I am excited to welcome Bryan to the Laredo team," stated Jason Pigott, President and Chief Executive Officer. "His strong financial background and leadership role in numerous acquisition and divestiture projects fit perfectly with the strategy we are planning to execute to build the Company’s scale and increase margins. I would also like to thank Michael for his many contributions to Laredo during his 13 years with the Company and his integral role in leading the Company through our recent debt issuance and credit facility redetermination. We wish him well in his future endeavors."

Separately, the Company has taken additional actions to further reduce personnel expenses. Through a combination of reductions in headcount and director and officer compensation, personnel costs for full-year 2020 are expected to be reduced by approximately 10% from full-year 2019 levels.

"Although oil prices have rebounded from the historic lows reached just six weeks ago, we remain committed to maintaining our competitive cost structure and have taken decisive action to support corporate-level returns," explained Mr. Pigott. "Decisions to cut personnel costs are never easy, but we have focused compensation reductions primarily at the officer and director level. We regard our low cost structure as a competitive advantage and are continually focused on making the necessary adjustments in this challenging price environment."

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, the ability of Laredo to manage its cost structure and execute its strategy.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic and actions by OPEC+, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, production curtailment, hedging activities, possible impacts of litigation and regulations, the impact of repurchases, if any, of securities from time to time, the impact of the recently implemented reverse stock split and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the period ended March 31, 2020 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to, and disclaims any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Contact:

Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com